Exhibit 99.1

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the FTI Consulting First Quarter Results Conference Call. Following open remarks from FTI’s management, there will be a brief question questions and answer session. If you have a question please press “*” followed by the “1” on your touchtone phone. I would now like to turn the call over to Jessica Liddell with the Abernathy McGregor Group. Please go ahead Ms. Liddell.

Jessica Liddell - Abernathy McGregor Group - Investor Relations

Good morning and thank you for joining us for the FTI first quarter results. By now, you should have a copy of the press release which was issued yesterday afternoon. Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income, and cash flow in some prior periods and expect that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO, FTI. Please go ahead sir.

Jack Dunn - FTI Consulting Inc. - President and CEO

Thank you, Jessica. Good morning everyone. We appreciate you joining us today as we discuss our financial results for the first quarter of 2005. With me on the call today are Dennis Shaughnessy, our Chairman, Ted Pincus, Executive Vice President and Chief Financial Officer, and Dom DiNapoli, Executive Vice President and Chief Operating Officer. I am sure that by now you’ve seen our press release. So rather than reviewing the results in detail, I would like to use the formal comment portion of this call to highlight certain elements we believe would be most interesting to you. I would also like to give you some color on the activity in our markets and the dynamics affecting those markets. In short, we’re off to a very, very good start to the year. As you have seen from our press release, we grew the business sequentially over the fourth quarter 2004, as well as year-over-year as compared to the first quarter in 2004. I think this success will only serve to further breathe success in our company, which was an important accomplishment and we really think it reflects on strategy combination of businesses we have amassed and integrated and the robust activity we are seeing in our markets. At this point we have fully integrated the businesses we acquired in 2004. The right people are in place, the right systems are in place, and since the middle of last year we have been on a positive upswing in increasing our head-count. Just as importantly we are beginning to witness industry recognition of our brand. By this I mean that when we walk into some of the great law firms, the great banks, the great users of our services at this point there is recognition of FTI and the people that work there rather than recognition that they remember doing work with Pricewaterhouse or with

FINAL TRANSCRIPT

Apr. 28. 2005 / 11:00AM Earnings Conference Call

KPMG. We’ll now be able to call on those references and use them to really accelerate our position within those firms. And remember, this is extremely important in this company and in this industry where 80-85% of your business can be on a repeat or referral basis that is a great testimonial opportunity for selling.

In addition, we are witnessing a very, very strong acceptance of our platform. As icing on the cake, we believe that are multi disciplinary approach to cross selling of services across the business has lead to some key wins for us in the first quarter. As examples, one of our largest potential forensic accounting cases began as a technology matter, while one of largest cases overall started as a restructuring and turnaround opportunity and developed very quickly and to a corporate government issue. This is extremely important today as the major matters have a very large capacity to expand as regulators continues to be sensitive and the finest bar and others were always ready to pile on. The value to our clients was multifold. First, as matters expanded the client, as an experienced trusted advisor on the ground to enhance credibility by being able to respond quickly and effectively and efficiently and fully to matters as they expand. Second, there are significant savings to our clients in terms of having cross discipline able professionals up to speed on the learning curve, on the cost curve, and on the curve. We believe that this is a significant advantage for our business and will be a distinguishing and a differentiating factor for us going forward.

Our ability to leverage different parts of our business to help solve a client’s problem has been a critical competitive differentiator for us. As regulatory interventions continue at an unprecedented pace, and litigation matters continue to stem from the regulatory activity, our client’s needs are becoming more immediate and increasingly complex. In short, we believe our platform is really forward to continue to drive this growth in the coming quarters.

Now let me talk little bit about some of the dynamics affecting each of our markets and how we’re positioned to capitalize on them.

In the Forensic Litigation Technology Group, the driving forces of tighter standards for reporting procedures and active regulator environment and politic has resulted in strong demand for our services. New regulations including Sarbanes-Oxley and new interpretations on scope of auditor independence, as we discussed in the past, have resulted in unprecedented level of fraud investigations, financial disclosure issues, corporate disputes, and regulator activity. A couple of specifics are kind of interesting at this point, first of all the restatements issues continue to rise at a feverish pace. Large companies their request for extension to file there regulatory and SEC document rose by 500% in the first quarter, that’s up to [200-280] companies filing for extensions. Last year on smaller universe, 582 companies reported significant deficiencies in their internal controls. In this year proxy season to date alone, 116 companies have filed a suit. So that you can see this is kind of thing that gives rise to the issues of FTI increasingly positioned to address. As we talked about our domain expertise in the past I think it’s informative to know that we probably have one of the larger offerings of SEC graduates and qualified people to address securities issues in the industries with about 10 people with former experience at the SEC. About 7.7% of the companies reporting this year so far have reported that they have failed there 404 Sarbanes Oxley internal controller audit. So again there is an area where investors and the people who represent them and their lawyers would be increasingly sensitive and looking at those situations. So I think that again it should be an interesting market for us. As a comment it is also interesting to note that Forbes reported that the sale of shredders for the third year well was up 25% and that shredding companies have increased by four-fold over that period of time. So I think that’s some indication of the kind of regulatory and environment that we are in.

In terms of our litigation business it’s been significantly impacted by an overall increase in legal suits, but also by a stronger acceptance by law firms and corporate clients to help source key aspects of their cases. As an example, our electronic evidence business continues to revive critical support to organizations through the lifecycle of a fraud dispute by collecting; organizing,

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Apr. 28. 2005 / 11:00AM Earnings Conference Call

and analyzing information in discovery to presenting it during trial. And our technology business [today] the effective electronic solutions that are a central tools in complex litigations. There was a growing awareness of the power of our litigation related technology and support service can provide on a growing demand for work reflected. Technology continues to be and will continue to be an important avenue of growth for our business. We acquired Ringtail as you all know towards the end of the quarter. We are already finding ways to leverage their state-of-the-art technology and their client base. We are absolutely on the track to meet the goals that we set forth in that press conference where we said that we would hope to do $60 million to $65 million by the end of this year in technology and have a target of a 100 million in revenues in that area within the next 2 to 3 years.

We are also frankly pleased with the results on our Economic Consulting Group. The business is benefiting from activity, regulatory environment and robust economic activity. Obviously, the merger and acquisition activity among major companies especially in telecom this year has been prominent. Our nationally [reconciled] experts were being to brought to bear on unprecedent number of public policy debates and regulatory proceedings and we expect this to continue as you — our competitors in the field. As I mentioned, M&A has been a strong catalyst but in addition the increasing prices of energy and oil specifically has brought in a renewed interest in issues regarding pipelines, royalty rights, etcetera. And with our energy practice we are well positioned to address these. We look to see continued activity in this area throughout the rest of the year.

In corporate finance restructuring we are expecting activity to pick up towards the latter half of the year as we have mentioned previously, but we are pleased with the performance this group put together this quarter. If we adjust our revenues for those lost during the departure of the team last year, revenues improved modestly this quarter over first quarter of 2004. More importantly revenues were up 5.9% over the fourth quarter of 2004 and were down only slightly 4.2% over the first quarter of 2004. We have been working hard to recruit good people and those efforts are starting and continuing to pay off. In terms of that market, we are still seeing debt issuance of record paces with I think $38 billion of secular debt issued in the first quarter of this year, following a record year last year. Interest rates are beginning to creep up; oil prices certainly have been a factor, and while the [fund] rates have not changed significantly in the first quarter, it’s interesting to note that traditional sector issues are beginning to arrive and I would note that our string of successes in the automotive area where we are engaged to help several of the supply companies in that area.

As much as we expect our corporate financial restructuring business to pick up, however, towards the end of the year we are very pleased that we have diversified our company and our revenues even more evenly across our business. Our ability to absorb and capitalize on shifting dynamics of the economy and our markets is largely a function of the balance of our business and we believe right now that we have the right mix and the right balance, to position us to take more care for whole of our business. I’m going to turn the call over to Ted in a moment, to run through some of the specifics in the numbers, but let me say something about our outlook for the year. You have seen that we have raised our outlook for revenue, EBITDA, and cash flow, and that was done mainly on the basis of our Ringtail acquisition. At this point, we have not raised EPS guidance due to the fact that we, as we stated at the time of the acquisition, due to rapid amortization of some intangibles still with strong cash pro forma, we don’t expect it to be a significant contributor to EPS. As the year continues, and this results continue we will again address that issue as we do it every quarter.

As always we will continue to examine our opportunities to pursue tuck in acquisitions that meet are recurrent criteria, and especially to both broaden and deepen our industry domain expertise. We are pleased with our current portfolio of businesses, however, and are certainly happy with the outlook for the rest of the year. We will also continue to go back to the markets to repurchase shares when conditions warrant, and we continue to have the authorization to do so. Overall, we are on an excellent course, and we are very much looking forward to the rest of this year. With that I would like to turn it over to Ted to discuss our financial performance, Ted?

FINAL TRANSCRIPT

Apr. 28. 2005 / 11:00AM Earnings Conference Call

Ted Pincus - FTI Consulting Inc. - EVP and CFO

Thanks Jack, I just want to point out a few additional highlights, let me take just a few minutes of your time. First, you typically stress about our turnover rate; it was perfectly normal for the first quarter, a little over 20% on an annualized basis, trailing down as the quarter progressed that’s normal, and we still anticipate that for the year taken as a whole it will be net 15-18% range as normal. Our effective tax rate for the quarter was 42%; as you know that varies depending on the various states in which our people work. At the present time, we anticipate that the tax rate will remain at 42%. In terms of our weighted average number of shares outstanding, we continue to be able to mitigate the effects of our employee stock purchase plans, and our option plans, and shares issued in connection with acquisitions by buying back stock in the open market, and as Jack said we have continued authorization to do that as circumstances warrant, and it does tend to mitigate, to effect that denominator as we stated.

We expect our cash flow from operations, which is normally weak in the first quarter, as many of you who follow us know, for various reasons including the payment of bonuses, and taxes to return to its normal seasonal pattern by the end of the second quarter. Our CapEx for the quarter was $4 million; however we still anticipate that our total CapEx for the year will be in the $12 million range. It was a little higher in the first quarter, because we are building out a brand new data center in Indianapolis, expected to be completed shortly to house both our internal operations and our client oriented technology businesses.

As a result of all the above, we did go into our revolving credit facility in the first quarter and in April, we expanded our term loan and completely paid off that revolver, and do have some additional funds on our balance sheet to be used for general corporate purposes, future acquisitions, or stock buy back. On our balance sheet, you may notice a very significant increase in our unbilled receivables. Unbilled receivables, typically represent the production, the volume of work incurred during the previous month, and such was the case here, the $47 million you see on the balance sheet was only somewhat in excess of our production for the month of March. We do expect however as I said a moment ago to return to more normal levels in terms of our day sales outstanding, which did expand a bit more than customary, but the quality of our receivables continues to strength frankly. And as I’ve mentioned earlier we have [inaudible], Jack let me turn it back to you. Thank you.

Jack Dunn - FTI Consulting Inc. - President and CEO

And with that, we’d like to open it for questions for our any of us that are here.

QUESTION AND ANSWER

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question please press the “*” followed by the “1” on your push button phone. If you would like to remove your question from the polling process please press “*” followed by the “2”, you will hear a three tone prompt acknowledging your selection. Your questions will be pulled in the order that they are received and if you are using speaker equipment please lift your handset before pressing the numbers. One moment please for the first question and the first question comes from Josh Rosen with Credit Suisse First Boston. Please go ahead.

Josh Rosen - Credit Suisse First Boston - Analyst

Yeah, thanks, this Josh Rosen. Just a couple of quick question, first, you guys had a real strong quarter from the utilization standpoint here on the first quarter, I am curious, I know Jack you mentioned you will read us this guidance as you moved through the year sort of quarter-to-quarter, but just curious, where utilization came in relative to expectations on year-end if it is pushing the higher end of things, it seems like 75% utilization target for the year, a little bit on the conservative side?

Jack Dunn - FTI Consulting Inc. - President and CEO

As we looked out, we thought we would have a good quarter in terms of utilization for the first quarter, as I’ve mentioned we had some significant wins in the quarter, which usually bodes well for us in terms of being able to put people to work in behalf of our clients so it was very much on target with the kind of the way we were looking with our visibility at that time and rather than outraced our headlight we thought we be in a better position to look at that for the entire year at the end of the second quarter.

Josh Rosen - Credit Suisse First Boston - Analyst

Okay, now that’s definitely make sense. From billable headcount stand point as we look at where you’re looking at growing through the remainder of this year, it seems like you had a real strong quarter in the FLC practice and obviously, you’ve talked about perhaps seeing a second half pickup on the, excuse me, the corporate finance restructuring practice that seem to be were you at least indicated where a good portion of your headcount growth is going to come for the year, are we reading things properly, sort of comparing what you’re saying on the conference call with what’s in the press release from a guidance standpoint.

Jack Dunn - FTI Consulting Inc. - President and CEO

I think that you are reading that correctly. On the economic front we would also look to add some people but there because of the structure of that business we had smaller a number for example of senior testifying folks. I think we can get into a leverage of that through the operation that we’ve put into play here that’s going through the research and that kind of think. So we would look — in forensic we clearly are looking for people in the restructuring corporate finance area. We want to make sure that we maintain an adequate level of utilization there. So we will probably be a little bit slower on that and then in economic we are looking primarily for senior type folks. So that’s how the dynamics break out.

Josh Rosen - Credit Suisse First Boston - Analyst

And then last question I had was just within the corporate financial restructuring practice, the business makes that you’re seeing, you guys have done a very nice job of maintaining margins in that business though a team like that come under a little bit of pressure or within the normal expectation, I’d just be curious as to how your snapping projects there and what the trend are?

Jack Dunn - FTI Consulting Inc. - President and CEO

I like to think Dom is primarily responsible for making those things happen to answer that. So Dom may be you can address that.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Jack, we’re seeing — we particularly see different shifts away from the court bankruptcy more to the out of court company side work. We’re also doing a lot more transaction, advisory work given the uptick in the M&A business, counting from size of the case the more companies start what we do the more opportunity we have to leverage, because the [inaudible] was professionals that have a lower billing rate because there’s a lot more original working done on when you are working on a companies side, as opposed to creditor side. We are primarily in a more senior level, just challenging work that the advisors to the companies have done. Now we are seeing a lot of new opportunities in the intra-management space, now we are pretty excited about how well that’s taking hold and we’re also seeing as Jack mentioned, the pick up on the workout - in the workout space particularly in areas that include the suppliers to the big three who any body reads the Wall Street Journals sees the pressure that they have been put under over the last 6 months.

Josh Rosen - Credit Suisse First Boston - Analyst

Alright thank you very much and again thanks for all the disclosure as well, that’s always appreciated.

Jack Dunn - FTI Consulting Inc. - President and

Oh, no problem, thank you Josh.

Operator

Thank you, the next question comes from Vincent Walden with Thornburg. Please go ahead.

Vincent Walden – Thornburg Management - Investor

Hi good morning I have three I guess, one, could you give answer a bit on FTI Capital Advisors is doing; two, any changes in the group heads during the quarter or are there very senior personnel changes; and three, questions for Jack, I guess in light of the pretty good numbers across the board, I think, it may be an interesting question is what’s wrong at this point, what are you focused or concerned about for the next several quarters say? Thank you.

Jack Dunn - FTI Consulting Inc. - President and CEO

Okay. Thank you for updating on Capital Advisors, Dom do you want to take that one?

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Yeah, Capital Advisors is about on plan where we expect it to be for the first quarter. They closed a nice deal in the first week of the quarter. So we are pleased with that. In fact, the reasonable level of backlog and we continue to try to build up that area with seasons bankers. We have retained a recruiting firm to help us to identify and retain some more talent. Our goal is to grow that business.

Jack Dunn - FTI Consulting Inc. - President and CEO

And Second question was?

Vincent Walden - Thornburg Management - Investor

Changes in group heads?

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

The changes in group heads, there’s been no changes in group heads.

Ted Pincus - FTI Consulting Inc. – EVP and CFO

No, really there hasn’t been any significant transitions of any of our other senior people at all.

Vincent Walden - Thornburg - Investor

Great and Jack what are the problems or issues or priorities that you see in the next year or so?

Jack Dunn - FTI Consulting Inc. - President and CEO

I think the priorities are always the retention in the hiring of great people that we have and I think as we’ve mentioned before, we are looking at some compensation plans that continue to make FTI to be the place where people want to be. We’re partners with the shareholders in terms of incentive compensation and that kind of thing. So we’re looking at - with being relatively neutral to their operations and the shareholders, we’re looking at ways to improve that, to improve our benefits, to do that kind of thing. So number one is our people. I think in terms of other things that we look at on the horizon, I think we are in a actually a very good competitive situation right now because I think there are, as you can see from just the popular press, the number of constituencies that there are in the different issues today between union work forces and owners and between high yield issuers and the bond holders as groups. I think we are seeing a marketplace where there should be a target risk environment for the numbers of good competitors that have sprung up and at the end of the day it has been pretty much of zero some gain in terms of those competitors, because there is more moving around from one innovation to another. I think what we want to do is in terms of 5 year plan, we have an ambitious plan for expansion abroad and we will probably look to begin that through Ringtail and other kind of [mexies] we have with Europe in that area, so I think that one of the things we want to look at and make them sure we do that on a cautious basis that we don’t again out run our headlights and do that in a way that doesn’t bury us in cost that really as we have always done, do it in a step out fashion that earns it’s way as it goes. So those are the, so those the main issues that we are looking at now, and then the only other thing is to be absolutely sure that we maintain the highest levels of client service to our clients, that gets us that level of the 75-85% repeat referral business.

Vincent Walden - Thornburg - Investor

Great, thank you.

Operator

Thank you, the next question comes from Tobey Sommer with SunTrust Robinson-Humphrey, please go ahead.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Good morning, couple of questions, one I was wondering if you could talk about perhaps the percentage of customers or revenue that you have from cross-selling or alternatively may be the number of customers, percentage customers you have that take more than one of your services, and then, I think in your prepared comments you mentioned traditional sector issues, just wondering if you can expand on that, give us some more color and then also discuss the, I think you said something, the quality of your receivable in DSO’s actually strengthening, if you could give us a little more color on that thanks.

Jack Dunn - FTI Consulting Inc. - President and CEO

Okay in terms of the DSO’s, Ted why don’t you take that one.

Ted Pincus - FTI Consulting Inc. - EVP and CFO

Alright, we — particularly in response to Sarbanes-Oxley, every single month we review every single one of our matters, the accounts receivable, and the work in process unbilled, one by one they go through very stringent evaluations, I am pleased to report that the quality has continued to improve, by that I mean the ability to collect. We had a great quarter in terms of utilization and focus on client revenue, and sometimes, sometimes you might be less focused on collections, especially after having such a focus on collections at 12-31. We expect the normal seasonal pattern however at June 30 to resume, but in any of that the quality in terms of the expected write offs of those have continued to improve over the last year.

Jack Dunn - FTI Consulting Inc. - President and CEO

Then the other parts to your question if you could refresh our —?

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Sure, regarding cross-selling, in may be as a percentage of the customer base or percentage of revenue how much of your revenues coming from customers that are taken more than one service and then I think you are far too traditional sector issues, — how there is a re-emerging —?

Jack Dunn - FTI Consulting Inc. - President and CEO

In terms of cost, we do not keep a strict percentage log of about how much is going to be from cross-selling. In the future we will probably, we’ll be tracking that lot more and more as we develop those things. We do have, we do measure when there is utilization of staff on each other’s cases, and that kind of thing. But if you think about our technology business, historically last year around $47 million and this year on a run rate of $60-65 million, I would guess with that’s a cross-sale and probably 60% of the time, so that’s an indication just in that area alone, and in terms of restructuring and FLC I would say probably maybe in 10% to 15% of the cases, but that is just a rough guess and that would not be retrievable from our business records at this point. And finally in terms of the, of your last question, Dom, why don’t you take that one.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Okay we reasonably rolled out internally and we got lot of excitement internally for it, in industry solutions initiatives and we recognize that are best cases the most exciting cases that our staff were gone and you know the largest case is frankly that we were provided to our client, that consisted of our deep industry skill set, brought together from across all the lines of service. So, at least initially, we are not planning to — bite off more than we can chew; we looked around the industry that we got significant expertise across the products, we selected Telecom and Energy as the first two that we are going to try to the build the model to roll out our additional industries that we are involved in, and that’s not to say that you know when we are ignoring healthcare which work extremely strong in or you know or manufacturing, or retail. We just selected you know health, we have selected Telecom and Health and Energy, to be the first two to roll out, we have populated those teams with most senior people from each of the lines and what that does is that it gives you know client satisfaction is higher, because they get the cross functional case approach. We are improving the integration in the FTI practice groups by letting them actually work together on projects, and the cross-selling and cross marketing provide us with a lot more opportunities to pitch and quite frankly I believe much higher win rate by bringing the best team.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

One other question then I will get back to queue. Billable headcount increased and also the proportion of billable to non-billable increased, kind of, nicely on a sequential basis. Do you think that that’s a trend that can continue and its looks like you’re well on your way to hitting your annual estimates, just wanted to get a sense of your ideas there. Thanks

Jack Dunn - FTI Consulting Inc. - President and CEO

The first quarter of the year has consistently been a good time for recruiting for us. And we are taking a much — a very organized approach to this. As we’ve mentioned before, we use both outside recruiters and we have our own in-house capability, and yes, we’re very optimistic at this point. But again, the success will be self-fulfilling because as we get more successful, we’re going to get these great cases. We think other people will be — continue to be interested in joining us. So we’re optimistic on that front as well, and we’ve always had, I think, a pretty good ratio of billable to non-billable. That’s one thing that was part of the integration issues, that we faced last year was our business model has traditionally been a very lean one. And we certainly plan to continue that.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

If you may indulge me with one more, I’m just curious — what, kind of, keeps you up at night? What about your planning process and the way you are expecting the markets to unfold, could turn out different. But —

Jack Dunn - FTI Consulting Inc. - President and CEO

A couple of things that we’ve mentioned before that keeps us up at night is the issue of conflicts where we have put together such great hopes now with our profile in the market place. We are typically called by more than one party in a particular matter. And when you make those decisions of which party you’re going to go with, you’re always kind of disappointing somebody and we’ve all — those of us have grown up in that professional services, client service business, knows that the gut wrenching experience. So that’s one of the thing I want our people to continue to feel that the greater good of FTI is what’s being served. I always want to be — our people to be judicious in the decisions we make in the conflicts area, that’s one. In terms of our balance sheet, it looks to be in very good shape. In terms of our management team, its coming together nicely. The number one thing is making sure that FTI, as I said, is the place to be for the backbone of our industry which is our people. And where you see us make investments I think over the next year or so will be in human resources and things like that, while trying to retain the balance, but it’s neutral to our profitability which we continue to want to be the envy of the industry.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Thank you very much.

Operator

Thank you. Ladies and gentlemen, if there are any additional questions, please press the “*” followed by the “1” at this time. And as a reminder, if you are using speaker equipment, please lift your handset before pressing the numbers. Your next question comes from John Reilly with CJS Securities. Please go ahead.

John Reilly - CJS Securities - Analyst

Good morning.

Jack Dunn - FTI Consulting Inc. - President and CEO

Hi John.

John Reilly - CJS Securities - Analyst

Utilization was particularly strong within your Litigation Consulting Group. Could you just — and also — you also showed substantial increases in global headcount, could you describe a little bit what happened within that segment. Also if it was, you know, we know that KPMG has been a little bit disappointing with regards to integration earlier in 2004?

Jack Dunn - FTI Consulting Inc. - President and CEO

Hey, Dom.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Yeah. We were pleased to see the pickup from the fourth quarter and utilization as of date. We’re not excited about the fourth quarter. The first quarter came back. We’re seeing a lot of new opportunities, securities industry relating engagement, the insurance industry, investigations have picked up, accounting restatements opportunities were granted. Jack mentioned some of the statistics in those areas. So, you know, all in all we’re very pleased with the way that practice is coming on line, and you know, we hope that given the challenges that we’re facing, corporate America will continue to see an up tick in the — across your practice.

John Reilly - CJS Securities - Analyst

Right, and also when you had pre-announced your fourth quarter and on your last conference call, you spoke about some start up expenses you were expected to absorb in the first two quarters of this year, doesn’t look like you got as much of it or how high do you think utilization can go within the consulting group?

Jack Dunn - FTI Consulting Inc. - President and CEO

Dom, I think it’s a follow up for you.

Ted Pincus - FTI Consulting Inc. - EVP and CFO

John are you referring to additional investment that we expected to make in the first two quarters as contrasted to expenses that we were going to incur?

John Reilly - CJS Securities - Analyst

I apologize, correct.

Ted Pincus - FTI Consulting Inc. - EVP and CFO

Okay, yeah. We have, this is Ted, many of our investment that we have made throughout 2004 and early 2005, are realizing good returns for us at this point.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Fine, as far the utilization of the Forensic and Litigation practice, their current utilization is approximately very well as planned for the year

John Reilly - CJS Securities - Analyst

Right.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

So, we do see an opportunities that could pick up if the engagement load picks up as we all keep our fingers crossed as we, the night when we go to sleep, happens so. We are comfortable that the 78% that we reported you know it could go into the 80’s, but right now we are comfortable with the level with that and its well within what we were planning, we put out our outlook for the year, ‘05 year

John Reilly - CJS Securities - Analyst

Right and stepping aside from your guidance, so it certainly does appear that you wouldn’t consider yourself firing on all 8 cylinders right now or would you?

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

On FLC?

John Reilly - CJS Securities - Analyst

Correct.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

We are not firing on all 8 cylinders. We are comfortable where we are and we have got an opportunity to grow it and we see slow practices to pick up the geographically set balance we are offering, because SLC is more of a geographically managed practice than co-operate finance or economics. Now the lawyers are local and it’s really relationships in the local market place and as Jack said, we are only looking for, you know senior talented people and small groups of talented people to compliment our existing geographical practice.

John Reilly - CJS Securities - Analyst

Very good quarter gentlemen, thank you.

Jack Dunn - FTI Consulting Inc. - President and CEO

Thank you.

Operator

Thank you, the next question comes from Bill Sutherland with Boenning & Scattergood, please go ahead.

Bill Sutherland - Boenning and Scattergood - Analyst

Hi, good morning, and I apologize in advance I haven’t been on a call so, I cover something which has been covered, so kindly call back. Well as you look at the market place for restructuring work, has it looked that beyond, beyond our own borders here in the US and what degree do you think you are positioned, try to address the market beyond the U.S.?

Jack Dunn - FTI Consulting Inc. - President and CEO

Well, several of those large matters we had last year stem from restructuring or from opportunities abroad I think the, the market abroad is not a fantasy, I don’t believe that you just can take people from over here and go over there and feel the lot over again I think as we have looked at, it looked quite mismanagement in or management might be a very good area over there, it looks like the big four firms over there are beginning to kind of struggle with the same or Sarbanes Oxley issues that in terms of what work they can do and what they can’t do, so that’s promising but I think that rather than you see a clone of what we have year-over-year I think you might tend to see more of the advisory work and the type of internal management or prices management are concerns of countries. It seems to be the populism, as Germany is the place where there is both a lot of interest from the bond holders and also a lot of turmoil, will that might be an area for restructuring. Saw them in Italy, saw them in Spain, and then London is always a market there, that we understand where we are located, but use that hopefully and possibly step out and do some work in Germany, so that where I see that.

Bill Sutherland - Boenning and Scattergood - Analyst

And the way that you would build to that opportunity, is it probably going to be internal?

Jack Dunn - FTI Consulting Inc. - President and CEO

I think that we have a stakeout there if you will, and I think what we will do much more now is look to add people who are over there, because I think there is really a significant benefit to having people that are nationals over there, that understand the system and that have the contact, so we would look to beef up our folks there with people who are from that country.

Bill Sutherland - Boenning and Scattergood - Analyst

And then last thing, one thing I want to touch on, is the economic consulting, seems like the M&A market is more robust, and you do have an uptake in your ‘05 numbers there, but since kind of knew that, can just put some color on that?

Jack Dunn - FTI Consulting Inc. - President and CEO

Yeah the key there as I mentioned, is going to be to hire some additional you know senior type of testifying expert, and that’s not as easy a hire, as some other things. Though, we were cautious because we can’t guarantee that we can do that, all we can do is do our best. Now, I’m hoping that we have some offers out there. We have some things that we’re looking at. You know that’s an area where again in the second — after the second quarter, we could take a look if we have been successful in adding some of those people. That would be the basis on which to review the outlook for the rest of the year on economic consulting.

Bill Sutherland - Boenning and Scattergood - Analyst

Okay. I understand. Thank you very much.

Operator

Thank you. The next question is a follow-up from Tobey Sommer. Please go ahead.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Thanks, I know you talked about the auto industry, and auto supply industry is one that is obviously experiencing change in the newspapers, what other industries are, perhaps on the horizon in coming quarters, in terms of having difficulties that you’re planning on thing good business from?

Jack Dunn - FTI Consulting Inc. - President and CEO

Okay, they are always as I say, sometimes it’s retailing, sometimes it’s real estate, sometimes it’s transportation, and instead of looking at trying to be prefect particular of what’s going to happen in those market places. Let me look at it different way, as I’ve mentioned the high yield market has been incredibly robust over the last, almost 24 months, and they are all good companies, they all have good prospects, but the reason their high yields is because there is risk involved, and in some of them they will meet risk that they hadn’t anticipated or haven’t anticipated sufficiently, and that’s one will be there to help, and if you look at the industries were the issuances have been the biggest, you look at telecom, you look at utilities, you look at energy, you look at business services, you look at auto and transportation, you look at media, and you look at healthcare. If you measure that up against our capability, if you measure that up against our domain expertise, where we’re the leader in telecom, where we have a great energy practice in Houston, where we have traditionally, and always been a big provider to the auto and transportation industry, where healthcare is the area where we probably we do, and again this is a — across the board probably has certainly more then $15 million of revenue in serving the healthcare industry, those are areas where when the inevitable happens and some how yield deals work out, and some don’t, where we be able to come in and help. As interest rates pick up, you know we are all able to see the areas that are affected in businesses traditionally, that have been affected by that, so that’s how we’re poised, we look at it on an industry basis, and we try to gear up for those industries, where we see a lot of activity on a high yield size, that I just mentioned.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

Hey Jack, that’s a good point because when you’re looking — when you ‘re looking at these companies that have put together 3, 5 year business plans, they put them into place two years ago when oil was significantly lower than it’s now. I mean I would venture to say very few companies were predicting $50 a barrel for oil. So because of that they are revisiting their plans and perhaps taking on more debt than they can service because there EBITDA is not what it’s claimed to be because of the higher cost of raw materials. So, it’s really across industries but we see manufacturing also as a scenario that is going to be challenged unless the cost of their raw materials and particularly the petroleum based raw materials come back down to more normalized levels or at least levels more consistent which have their business plans and their investment decisions we make.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Another question relating to the acquisition in market and opportunities that you see there for expansion, you recently upped your credit facility should that suggest you see more interesting opportunities near term?

Jack Dunn - FTI Consulting Inc. - President and CEO

Well, I think it suggests that with our level of activity we like to be very conservative; so we want to keep our line free for what it’s intend to be and not fund long-term investment or short-term debt. The fact that we were able to do the increase in our term loan at such favorable rates was an indication of where the market is right now and our credibility with our lenders. And we have intentions over the next year of continuing to look at acquisition opportunities and also to continue to buyback our stock and that’s what we would use that capital for.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Would you characterize the pipeline as more attractive than it was a quarter or two ago?

Jack Dunn - FTI Consulting Inc. - President and CEO

I would characterize that as more attractive. I think the type of opportunities we’re seeing in terms of the credibility, in terms of the — in some cases even the pricing is as good as I’ve seen it. But mostly the character on quality of the opportunity seems to be a number of smaller acquisitions that really are in a great position right now to hook up with somebody in our classical mode which is where they have a business, if they are ready to take it to next level. So I’m excited about that.

Tobey Sommer - SunTrust Robinson-Humphrey - Analyst

Thank you very much and congratulations on a good quarter.

Jack Dunn - FTI Consulting Inc. - President and CEO

Thank you.

Operator

Thank you the next question is a follow up from Josh Rosen. Please go ahead.

Josh Rosen - Credit Suisse First Boston - Analyst

Yes Josh Rosen again thanks, just quickly wanted to ask Jack or Dom, if you have any perspective or color on the month-to-month performance as you move to the first quarter and sort of where you sit as you have gone in to April so far?

Jack Dunn - FTI Consulting Inc. - President and CEO

Dom, go ahead.

Dom DiNapoli - FTI Consulting Inc. - EVP and COO

I think we’ve, actually we’re pretty happy with the month-to-month performance that we had and moving in to April, we were presently, surprised if I was wrong there, but we were happy with the utilization levels that we had seen happening. The cash collections are returning to more normalized levels. So, right now every thing looks good.

Josh Rosen - Credit Suisse First Boston - Analyst

But, would you characterize it is things had gotten better as we move month-to-month our just all pretty consistently good performance?

Ted Pincus - FTI Consulting Inc. - EVP and CFO

Josh, it’s on plan. As you know when we had our conference call in February we did say that we expected the first quarter to be similar to our fourth quarter and as I did indicate earlier our large amount of un-billed receivables at the end of March were related primarily to March’s revenues. So clearly we were on plan and March was a particularly strong month.

Josh Rosen - Credit Suisse First Boston - Analyst

Well thanks, for doing that update.

Operator

Thank you, the next question is a follow up from Vincent Walden. Please go ahead.

Vincent Walden - Thornburg – Investor

Hi, just a further clarification of the buyback. I was just wondering if the policy or outlook there has changed. I previously understood that buyback would only be used to neutralize regular dilution?

Jack Dunn - FTI Consulting Inc. - President and CEO

No, we never implied that, if so we misspoke. What we said was that’s one of our goals is to try to do, that but that again we look at it in terms of what are the available opportunities for us.

Vincent Walden - Thornburg - Investor

Okay. So you haven’t ruled out possibly reducing the net share account?

Jack Dunn - FTI Consulting Inc. - President and CEO

No we have not.

Vincent Walden - Thornburg - Investor

Great. Thank you —

Operator

Thank you. And gentlemen at this time we have no further questions. Please continue with any closing remarks you would like to make.

Jack Dunn - FTI Consulting Inc. - President and CEO

Okay at this point I think that I’d like to turn it over to our Chairman, Dennis Shaughnessy to say a few words. Hopefully in the last couple of months, you have gotten to see Dennis in some of the conferences, and things like that and he’s been a really strong and important factor in our company as we kind of get re-energized to go accomplish our game plan not only for this year but for the next 5 years. Dennis

Dennis Shaughnessy - FTI Consulting Inc. - Chairman

I think the best thing that I can say is, thank everyone to their interest and their questions. I think the company as we told everyone in the meetings, so I think it’s poised for a significant growth over the next 5 years, and I think the management team is focused on doing that and again I think that Jack it’s probably a perfect time to simply thank the people for their interest and end the meeting.

Jack Dunn - FTI Consulting Inc. - President and CEO

That sounds good. So thank you all and we look forward to you at our next conference call.

Operator

Thank you Sir. Ladies and gentlemen, this concludes the FTI consulting first quarter 2005 earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use access code 11-02-85-10. A webcast of the call will also be available on the company’s website will also be available on the company’s website www.fticonsulting.com for the next 90 days. We thank you for your participation in today’s call.

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